Exhibit 10.1

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EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT (“Agreement”) is made and entered into on May 8, 2018, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), at 2 Embarcadero Center, Suite 410, San Francisco, California, 94111 and THE METHODIST HOSPITALS, INC., an Indiana nonprofit corporation (“Hospital”) at 600 Grant Street, Gary Indiana 46402, with reference to the following facts:

RECITALS

A.           GKF intends to purchase a Leksell Stereotactic Gamma Knife Perfexion (the “Equipment”) from Elekta Instruments, Inc., a Georgia corporation (“Elekta”).

B.           Hospital wishes to lease the Equipment from GKF, and GKF is willing to lease the Equipment to Hospital, upon the terms, covenants, conditions and agreements set forth in this Agreement.

AGREMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Hospital, and Hospital hereby leases from GKF, the Equipment.

2.            LGK Agreement. Simultaneously with the execution of this Agreement, Hospital represents that Hospital and Elekta have entered into that certain LGK Agreement (the “LGK Agreement”), and Hospital shall provide GKF with a fully executed copy of the LGK Agreement. Hospital shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Hospital acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Hospital’s performance, satisfaction and fulfillment of its obligations thereunder.

3.          Term of the Agreement. The initial term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical Gamma Knife procedure (the “First Procedure Date”) at the Site. Hospital’s obligation to make the payments to GKF for the Equipment described in Section 8 below shall commence as of the First Procedure Date.

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4.            User License.

4.1           Hospital shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Hospital also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging to the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. Upon request, Hospital shall provide GKF with true and correct copies of any and all such licenses, permits, approvals, consents and authorizations.

5.            Delivery of Equipment; Site.

5.1           GKF shall coordinate with Elekta and Hospital to have the Equipment delivered to Hospital at Methodist Merrillville Southlake Campus, 8701 Broadway, Merrillville, Indiana 46410 (the “Site”) on or prior to the delivery date agreed upon by Hospital and Elekta in the LGK Agreement. GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof.

5.2           Subject to Section 6 below, Hospital, at its cost and expense, shall provide a safe, convenient Site for the Equipment. The location of the Site is contemplated to be the previous Gamma Knife suite and shall be subject to the prior approval of GKF (refer to Exhibit A). The Site provided shall be empty of any equipment.

6.           Site Preparation and Installation of Equipment.

6.1           GKF, at its cost and expense, shall prepare all plans in accordance with the site planning criteria provided by Elekta, required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be approved by Hospital, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law, shall be submitted to all state and federal agencies for their review and approval. GKF, at its cost and expense, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above.

6.2           GKF, at its cost and expense, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Hospital, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment.

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6.3           In addition to construction and improvement of the Site, GKF, at its cost and expense, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

6.4           During the Term, Hospital, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear expected.

7.            Marketing Support. GKF shall coordinate its Gamma Knife marketing plan with Hospital, which marketing plan shall be subject to the reasonable approval of Hospital. Hospital shall participate in meetings with GKF to jointly develop a marketing plan annually. The Hospital, with the support of GKF, shall implement the Gamma Knife marketing plan based on the approved budget and timeline. GKF shall be solely responsible for any out-of-pocket marketing expenses paid to unrelated third parties that are included in the marketing plan budget. Any marketing efforts conducted independently by Hospital shall be at Hospital's expense, and subject to coordination with GKF. Notwithstanding the foregoing, Hospital will not be obligated to pay for the marketing of or reimbursement to GKF for any marketing related expenses for the Gamma Knife, but is not prohibited from doing so as long as Hospital’s efforts are coordinated with GKF. Hospital shall use its best efforts to market the Gamma Knife and to educate the public and the medical community as to the benefits of the Gamma Knife.

8.            Lease Payments.

8.1           In consideration and as compensation to GKF for (i) the lease of the Equipment by GKF to Hospital pursuant to this Agreement; (ii) the preparation by GKF of all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment; (iii) the preparation, construction and improvement of the Site as necessary for the installation, use and operation of the Equipment; (iv) the installation by GKF of the Equipment at the Site; (v) the maintenance by GKF of the Equipment, and (vi) covering the training costs for physician and physics Gamma Knife team members, Hospital shall pay the “Lease Payment” to GKF for each "Procedure" that is performed by Hospital or its representatives or affiliates, irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. As used herein:

(1)         "Lease Payment" shall be equal to (a) the “Technical Component Collections” for each Procedure during each month, multiplied by (b) the applicable percentage of Technical Component Collections payable to GKF as set forth in Exhibit 8.1(1) (the “GKF Percentage Allocation”), minus (c) Hospital’s “Cost Component” during each such month.

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(2)         “Technical Component Collections” means the total amount actually collected by Hospital or its representatives or affiliates during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, as reimbursement for the technical component of each Procedure, irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices, and including the technical component amount collected from any case rate or “global” fee. The technical fees to be billed for Procedures performed utilizing the Equipment during the Term of this Agreement shall be an amount which is economically justifiable based upon GKF's direct operating expenses and its total project costs, together with a return thereon. Hospital shall consult and mutually agree with GKF from time to time regarding the amount of the technical fees to be billed by Hospital for Procedures that are performed utilizing the Equipment and any revisions thereto, including, without limitation, the technical component portion of any case rate or “global” fee. Subject to compliance with the standard described in the preceding sentence, Hospital and GKF shall mutually agree on the setting or revision of the amount of the technical fees and the acceptance of technical fee component amounts with third party payors prior to their implementation.

(3)         Hospital’s “Cost Component” means the costs incurred by Hospital during the applicable month for services and personnel associated with the Equipment, which shall be limited to those costs set forth in Exhibit 8.1(3) attached hereto, irrespective of whether the Gamma Knife procedures are performed on an inpatient or outpatient basis.

(4)         As used herein, a “Procedure” shall mean any treatment that involves stereotactic, external, single fraction conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum, which Procedure is performed by Hospital, its representatives, affiliates, joint ventures and/or partnerships, on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), using any of the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment, and includes, without limitation, any and all related treatment planning and delivery, imaging and other ancillary services.

If no Procedures are performed utilizing the Equipment or any other equipment or devices during any month, no Lease Payments shall be owing by Hospital to GKF for such month.

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8.2           Within fifteen (15) days following the end of each month (or portion thereof) during the term of this Agreement, Hospital shall pay the Lease Payments to GKF (without offset or deduction) and shall concurrently inform GKF in writing as to the number of Procedures performed during that month utilizing the Equipment and any other equipment or devices. To facilitate Hospital’s billing and collection for Procedures performed, within two (2) business days after any Procedure is performed, GKF shall cause the administrative support individual referenced in Section 11.3 below to provide Hospital with written confirmation of the names of the patients treated. Hospital shall use best efforts to submit claims for reimbursement to the appropriate payors for each Procedure within ten (10) days after the patient receiving the treatment is discharged. Such claims shall be submitted under Hospital's provider numbers and license. Hospital shall also diligently follow up any unpaid or denied claims and re-bill and/or contest the same where appropriate so as to maximize Technical Component Collections. All or any portion of any Lease Payment which is not paid in full within thirty (30) days after its due date shall bear interest at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Lease Payment, together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Lease Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 hereof. Notwithstanding the foregoing, in the event that Technical Component Collections relating to the Equipment are less than Hospital’s Cost Component relating to the Equipment in any given month, GKF shall reimburse Hospital for said shortfall, provided that Hospital has complied with its obligations regarding the timely submission of claims as set forth in this Section, and provided, further, that GKF shall have no obligation to reimburse Hospital for any shortfalls relating to any other equipment or devices. No costs comprising Hospital's Cost Component shall be permitted to cumulate. If no Procedures are performed in a given month, the only Hospital Cost Component incurred will be for physical facility space as set forth in Exhibit 8.1(3).

8.3           Within thirty (30) days after the close of each month, Hospital shall provide GKF with a written report indicating the status of billings and collections for each Procedure performed during that month, including, without limitation, the amount of the claim submitted, the amount received or denied for each such procedure. Upon request by GKF, Hospital shall furnish to GKF information regarding reimbursement rates from any or all payor sources for Procedures (applicable to Procedures performed either on an inpatient or outpatient basis). If such reimbursement rates should change at any time or from time to time after the date hereof, in each instance, Hospital shall provide written notice thereof to GKF within thirty (30) days of Hospital receiving notice thereof. Prior to entering into or renewing any third party payor contracts for the provision of Procedures utilizing the Equipment, Hospital shall consult with GKF regarding the terms and provisions thereof, including the technical component reimbursement rates. GKF shall maintain the confidentiality of all information provided to GKF by Hospital with regard Procedure charges, billing and reimbursement rates.

8.4           The parties acknowledge that the Lease Payments payable to GKF and Hospital's Cost Component reflect their respective fair market value, and are not determined in a manner that takes into account the volume or the value of any referral or other business generated between the parties.

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8.5           Within ten (10) days after Hospital’s receipt of written request from GKF, GKF shall have the right to audit Hospital’s books and records (including, without limitation, the books and records pertaining to any other radiosurgery equipment and devices) during normal business hours to verify the Technical Component Collections and Hospital's Cost Component, and Hospital shall provide GKF with access to such books and records.

9.            Use of the Equipment.

9.1           The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in the regular and ordinary course of Hospital’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose which, Hospital has been informed by Elekta or GKF, the Equipment is not designed or reasonably suitably.

9.2           This is an agreement of lease only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express leasehold interest granted to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.

9.3           During the Term, upon the request of GKF, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes GKF to cause this Lease or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF, at GKF’s cost and expense. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument requested by GKF for the purpose of evidencing GKF’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

9.4           At Hospital’s cost and expense, Hospital shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Hospital, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital, and (c) give GKF immediate written notice of any matter described in clause (b).

10.         Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense:

10.1         Provide properly trained, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Hospital shall use its best efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists. GKF shall be solely responsible for the reasonable costs to train physician and physics Gamma Knife team members.

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10.2         Direct, supervise and administer the provision of all hospital services relating to Gamma Knife Procedures in accordance with all applicable laws, rules and regulations.

10.3         Use best efforts to keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

10.4         Operate a fully functional radiation therapy department at the Site.

11.         Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

11.1         Use its best efforts to require Elekta to meet its contractual obligations to GKF and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2         Ensure Hospital’s quiet enjoyment and use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or to the lender pursuant to Section 14 below.

11.3         GKF and Hospital shall mutually select an individual to provide Gamma Knife administrative and marketing support services. The individual’s duties shall include but not be limited to scheduling Gamma Knife patients and coordinating professional and technical personnel and support services to perform said Gamma Knife treatment. This individual shall also verify patient insurance. The individual shall also assist with marketing activities on an as needed basis. If a dedicated individual is provided by the Hospital, GKF shall reimburse Hospital for [*****] of the cost of the individual. GKF and Hospital shall mutually agree on such individual.

12.         Maintenance of Equipment; Damage or Destruction of Equipment.

12.1         During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, and (b) subject to Hospital’s compliance with its obligations under the LGK Agreement and under Sections 4, 5, 9, 10, 12, 13 and 16 hereunder, cause the equipment to be in compliance with all applicable state and federal regulations. Hospital shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment. GKF shall pursue all remedies available to it under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta’s technical specifications concerning the Equipment.

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12.2         GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital’s regular business operations.

12.3         Hospital shall be liable for any damage to or destruction of the Equipment caused by misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, and contractors. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents and contractors (other than GKF and Elekta), to the extent such damage is not covered by any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Hospital to GKF immediately upon written request; provided that, if GKF’s charges and costs for such service or repair are not paid in full by Hospital within sixty (60) days after GKF’s request therefor, in addition to such charges and costs, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys' fees and costs incurred by GKF in collecting such amount from Hospital. Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Hospital for such damages.

12.4         If the Equipment is rendered unusable as a result of any failure of, physical damage to or destruction of the Equipment, Hospital shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. Subject to Section 12.3 above, in the event GKF determines that the Equipment cannot be repaired, at the election of GKF in GKF’s sole and absolute discretion, (a) GKF, at its cost and expense, may replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then-existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, and (b) in such event, this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. If GKF elects not to replace the Equipment, GKF shall provide written notice of such election to Hospital, and this Agreement shall terminate on the date that is ninety (90) days following the date of such notice. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Hospital shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

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13.          Alterations and Upgrades to Equipment.

13.1         Hospital shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Hospital shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement.

13.2         The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by GKF and Hospital. If (a) GKF and Hospital agree to reload the Cobalt-60 source (i.e., on or around the 75th month of the Term), then, notwithstanding any provisions to the contrary herein, the Initial Term shall be automatically extended for an additional three (3) years (plus the period of time that the Equipment is unavailable to perform procedures due to the reload). The necessity for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be as mutually agreed upon by GKF and Hospital. The financial responsibility for such modifications, additions and upgrades are GKF’s.

14.          Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the "Lender"), GKF may assign its interest under this Agreement as security for the financing. Hospital's interest under this Agreement shall be subordinate to the interests of the Lender, which Hospital shall promptly confirm in writing on Lender’s form, if requested by GKF.

15.          Equipment Operational Costs. GKF shall be responsible for all costs and expenses for the operation and use of the Equipment. GKF shall reimburse Hospital for Hospital’s Equipment Operational Costs as enumerated in Exhibit 8.1(3). Between Hospital and GKF, Hospital shall be fully liable for all negligent, intentional or wrongful acts or omissions of Hospital, its officers, directors, employees and agents.

16.          Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Hospital before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Hospital; provided, however, Hospital shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF’s net income realized from the lease of the Equipment. In case of a failure by Hospital to pay any taxes, assessments, licenses or other charges when and as required under this Section, GKF may (in GKF’s sole and absolute discretion) pay all or any part of such taxes, in which event the amount paid by GKF shall be immediately payable by Hospital to GKF upon written request; provided that, if GKF is not repaid in full by Hospital within sixty (60) days after GKF's request therefor, in addition to the repayment of the amounts paid by GKF, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys' fees and costs incurred by GKF in collecting such amount from Hospital.

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17.          No Warranties by GKF. Hospital warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital’s intended purposes and is good working order, condition and repair at the time of acceptance. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Hospital, Hospital shall bear all risks with respect to the foregoing warranties. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Hospital or by any other person for, and Hospital expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design or manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Hospital solely and exclusively against persons other than GKF, including Elekta or any other manufacturers or suppliers. In this regard and with prior written approval of GKF, Hospital may, in GKF’s name, but at Hospital’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Hospital. GKF shall not be responsible for the operation of the Equipment, however it shall be GKF’s responsibility that the equipment be properly maintained. GKF and Hospital shall mutually agree to an acceptable delivery date for the Equipment.

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18.          Termination for Economic Justification.

18.1         Following the initial twenty-four (24) months after the First Procedure Date and following each subsequent 12 month period thereafter during the Term, GKF shall have the option to terminate this Agreement if, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue this Agreement and the provision of Gamma Knife services at the Hospital. GKF's determination shall be based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its discretion. If GKF elects to terminate pursuant to this Section, GKF shall give written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice.

18.2         Notwithstanding the provisions of Section 18.1, if at any time during the Term of this Agreement, Hospital is suspended or terminated from participation in the Medicare program, GKF shall have the option to terminate this Agreement immediately by giving written notice thereof to Hospital.

18.3         As a result of any termination of this Agreement pursuant to this Section, GKF may enter upon the Site under Hospital supervision and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for appropriate removal or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at GKF’s sole cost and expense. If this Agreement is terminated by GKF for economic justification pursuant to Section 18.1 above, then, GKF shall remove the Equipment and such improvements within twelve (12) months following the giving of written notice of termination by GKF, or as soon as practicable pursuant to GKF’s contract with Elekta for such removal, whichever occurs later.

19.          Options to Extend Agreement. As of the end of the Term, Hospital shall have the option either to:

19.1         Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon in writing by GKF and Hospital; or

19.2         Terminate this Agreement as of the expiration of the Term. GKF shall be responsible to contract with Elekta for removal of the Equipment as soon as practicable.

Hospital shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to GKF at least nine (9) months prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the two (2) options referred to above Hospital is exercising. If Hospital fails to exercise the option granted herein at least nine (9) months prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Hospital exercises the option to extend the Term and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term.

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20.          Events of Default by Hospital and Remedies.

20.1         The occurrence of any one of the following shall constitute an event of default under this Agreement (an “Event of Default”):

20.1.1           Hospital fails to pay any Lease Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Hospital; however, if Hospital cures the payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

20.1.2           Hospital attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

20.1.3           Hospital fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Hospital; however, if Hospital cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Hospital commences to cure the default during the initial thirty (30) day period and Hospital diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

20.1.4           Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

20.1.5           Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Hospital 's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

20.1.6           Hospital is suspended or terminated from participation in the Medicare program.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

20.2         Upon the occurrence of an Event of Default with respect to Hospital, GKF may at its option do any or all of the following:

20.2.1           By written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, GKF may enter upon the Site and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at Hospital's sole cost and expense.

20.2.2           Recover from Hospital as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to the present value of the unpaid estimated future rent payments to be made by Hospital to GKF through the end of the Term discounted at the rate of six percent (6%), which liquidated damages, together with any past due Lease Payments interest thereon as set forth herein, shall become immediately due and payable. The unpaid estimated future lease payments shall be based on the prior twelve (12) months’ Lease Payments made by Hospital to GKF hereunder with an annual five (5%) percent increase thereof through the end of the Term. Hospital and GKF acknowledge that the liquidated damages formula set forth in this Section constitutes a reasonable method to calculate GKF's damages resulting from an Event of Default under the circumstances existing as of the date of this Agreement.

20.2.3           Sell, dispose of, hold, use or lease the Equipment or any improvements made by GKF to the Site, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment or improvements over the sale, lease or other disposition of similar Equipment or improvements owned or leased by GKF).

20.2.4           Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment or improvements, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

In addition to the foregoing remedies, Hospital shall be liable to GKF for all reasonable attorneys’ fees, costs and expenses incurred by GKF as a result of the Event of Default or the exercise of GKF’s remedies.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

20.3         Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums then owing under this Agreement without offset or deduction. Hospital shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. The rights and remedies afforded GKF under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to GKF provided by law or in equity.

21.          Events of Default by GKF and Remedies.

21.1         The occurrence of any one of the following shall constitute an Event of Default hereunder:

21.1.1           GKF shall fail to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure shall continue for a period of thirty (30) days after written notice thereof is given by Hospital to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

21.1.2           GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

21.1.3           Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within ninety (90) days after the appointment without GKF’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

21.2         Upon the occurrence of an Event of Default involving GKF, Hospital may, by written notice to GKF, immediately terminate this Agreement as to the Equipment and, in such event, GKF shall remove the Equipment, the Cobalt and any improvements made by GKF to the Site, at GKF’s sole cost and expense or, in the absence of removal by GKF within a reasonable period of time after a written request therefor, Hospital may remove the Equipment, the Cobalt and such improvements with all due care and store the same at GKF’s sole cost and expense.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

21.3         Notwithstanding the occurrence of an Event of Default with respect to GKF (including any claim which would otherwise be in the nature of a set-off), Hospital shall fully perform and pay its obligations hereunder (including payment of all Lease Payments) without set-off or defense of any kind. Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums and owing under this Agreement when and as due.

22.          Removal of Equipment. Upon expiration of the Term, GKF, at its cost and expense, shall remove the Equipment from the Site within a reasonable time period; provided that all of GKF’s right, title and interest in and to the improvements made by GKF to the Site pursuant to Section 6 above shall thereupon transfer to Hospital.

23.          Insurance.

23.1         During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

23.2         During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect general liability and professional liability insurance policies covering the Site (together with all premises where the Site is located) and the use or operation of the Equipment by Hospital or its officers, directors, agents, employees, contractors or physicians. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) annual aggregate. GKF shall be named as additional insured party on the general liability and professional liability insurance policies to be maintained hereunder by Hospital. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Hospital shall require any physicians using the equipment to show evidence of professional liability insurance consistent with Hospital’s Medical Staff Bylaws.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

23.3         During the construction of the Site and prior to the First Procedure Date, GKF, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 23.2 above and which names Hospital as an additional insured party. The policy to be maintained by GKF hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital prior to the commencement of any construction at the Site.

23.4         During the Term, Hospital shall purchase and maintain all workers compensation insurance to the extent required by applicable law.

24.          Indemnification.

24.1         Hospital and GKF each hereby covenants and agrees that it will defend, indemnify and hold the other party and the other party's officers, directors, members, employees and agents at all times harmless from and against any loss, damage and expense (including reasonable attorneys’ fees and other costs of defense) caused by or arising out of: (i) any liability or obligation related to the business of the indemnifying party prior to the date hereof; (ii) any obligation or liability arising from services provided under this Agreement by the indemnifying party to the extent any such liability or obligation directly results from the negligence or intentional misconduct of the indemnifying party, it’s employees or agents ; or (iii) any obligation or liability resulting from a breach of any provision of this Agreement by the indemnifying party, it’s employees or agents. The obligations of the parties under this Section shall survive the expiration or earlier termination of this Agreement.

24.2         Any party that intends to enforce an indemnity obligation shall give the indemnifying party notice of any claim as soon as possible, but the failure to give such notice shall not constitute a waiver or release of the indemnifying party and shall not affect the rights of the indemnified party to recover under this indemnity, except to the extent the indemnifying party is materially prejudiced thereby. In connection with any claim giving rise to indemnity under this Section resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume control of the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its indemnification liability to the indemnified party with respect to all material elements thereof If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be to take all steps necessary in the defense or settlement thereof and to hold the indemnified party harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party and the indemnified party or any judgment in connection with such claim or legal proceeding. Each indemnified party shall cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the indemnified party, which consent may be withheld at the indemnified party's sole discretion, the indemnifying party shall not consent to any settlement or the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the indemnified party of a release from all liability in respect thereof. If the indemnifying party does not assume the defense of any claim or litigation, any indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party will, promptly after any of the same is incurred, reimburse the indemnified party in accordance with the provisions hereof for all damages, losses, liabilities, costs and expenses incurred by the indemnified party.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

25.          Miscellaneous.

25.1         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided under Section 14, neither party shall assign this Agreement nor any of its respective rights hereunder and Hospital shall not sublease the Equipment without the prior written consent of the other party, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve the assigning party or sublessor of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without the other party's prior written consent shall be null, void and of no force or effect.

25.2         Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

25.3         Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

25.4         Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non-prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys' fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a "prevailing party" shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys' fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

25.5         Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

25.6         Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

25.7         Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

25.8         Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

25.9         Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Indiana applicable to agreements made and to be performed in that State.

25.10         Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

25.11         Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

25.12         Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation by such party or individual, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

25.13         Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

25.14         Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	Craig K. Tagawa Chief Executive Officer GK Financing, LLC Two Embarcadero Center, Suite 410 San Francisco, CA 94111

To Hospital:	The Methodist Hospitals, Inc. 600 Grant Street Gary, Indiana 46402 Attn: _______________

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

25.15      Special Provisions Respecting Medicare and Medicaid Patients.

25.15.1         Hospital and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v) (l) (I) of the Social Security Act.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

25.15.2         For the purpose of compliance with Section 1861(v)(l)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

25.16       Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.

25.17       Article 2A Notice.

25.17.1         The parties hereto agree that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement is and shall be treated and interpreted as a statutory "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code (“UCC”) and the Indiana Uniform Commercial Code – Leases (IC 26-1-2.1), and that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor thereunder. In furtherance of the foregoing, Hospital acknowledges that, prior to signing this Agreement, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Equipment to GKF, (b) that Hospital is entitled (under Section 2A of the Uniform Commercial Code and the Indiana Uniform Commercial Code – Leases (IC 26-1-2.1)) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Equipment or the right to possession and use of the Equipment, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Hospital acknowledges and agrees that Hospital has selected both: (1) the Equipment; and (2) the supplier from whom GKF is to purchase the Equipment. Hospital acknowledges that GKF has not participated in any way in Hospital’s selection of the Equipment or of the supplier, and GKF has not selected, manufactured or supplied the Equipment. HOSPITAL IS ADVISED THAT IT MAY HAVE RIGHTS UNDER THE CONTRACT EVIDENCING GKF’S PURCHASE OF THE EQUIPMENT FROM THE SUPPLIER CHOSEN BY HOSPITAL AND THAT HOSPITAL SHOULD CONTACT THE SUPPLIER OF THE EQUIPMENT FOR A DESCRIPTION OF ANY SUCH RIGHTS.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

25.17.2         In the event Article 2A of the UCC is deemed to be applicable to this Agreement, Hospital hereby agrees to waive any and all rights and remedies given by Sections 2A-508 through 2A-522 of the UCC, including but not limited to the right to reject the Lease and Equipment; cancel the Lease; revoke acceptance of the Equipment, “cover” by making any purchase or lease of Equipment in its possession and control for any reason; recover damages under such UCC-2A sections for any breach of warranty and/or seek remedies of specific performance, replevin or the like for any Equipment. In addition, to the extent permitted by applicable law, Hospital also hereby waives any rights now or hereafter conferred by statute or otherwise which may require GKF to sell, lease or otherwise use any Equipment in mitigation of GKF’s damages or which may otherwise limit or modify any of GKF’s rights or remedies.

25.18         Independent Contractor Status. With respect to the performance of the duties and obligations arising under this Agreement, nothing in this Agreement is intended nor shall be construed to create a partnership, an employer/employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship between GKF and Hospital. GKF acknowledges that physicians practicing at Hospital are not employees or agents of Hospital, but independent community practitioners.

[Signatures continued on next page]

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

GKF:		Hospital:

GK FINANCING, LLC,		The Methodist Hospitals, Inc,
a California limited liability company		an Indiana non-profit corporation

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Raymond Grady
	Ernest A. Bates, M.D.	Name:	Raymond Grady
	Policy Committee Member	Title:	President & CEO

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

PHYSICAL SPACE

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 8.1(1)

LEASE PAYMENTS

Annual Technical Component Collections	Percentage of Technical Component Collections Payable To GKF (“GKF Percentage Allocation”)
0 - $1,000,000	[*****]
$1,000,00 +	[*****]

Notwithstanding anything to the contrary set forth herein, for purposes of determining the Lease Payments, (a) the Technical Component Collections shall be reset to zero (0) at the commencement of each anniversary of the First Procedure Date; and (b) there shall be no retroactive adjustment of the GKF Percentage Allocation irrespective of whether the Technical Component Collections reaches a lower GKF Percentage Allocation. For example, if during an annual measuring period, the Technical Component Collections totals $1,200,000, then, (i) the GKF Percentage Allocation would remain at [*****]for the first $1,000,000 of Technical Component Collections (i.e., [*****]), and (ii) the GKF Percentage Allocation would be [*****] for the remaining $200,000 of Technical Component Collections (i.e., [*****]). There are no minimum volume requirements.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 8.1(3)

HOSPITAL’S COST COMPONENT

Rental for Physical Facility Space	[*****]

Hospital’s Equipment Operational Cost	[*****]

On each anniversary of the First Procedure Date, Hospital may adjust Hospital’s Equipment Operational Cost component up or down, which increases or decreases shall directly correlate to increases or decreases in Hospital’s direct costs related thereto (excluding administrative or overhead expenses) supported by documentation reasonably satisfactory to GKF.

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